INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Uniforce Services, Inc.

We consent to incorporation by reference in the Registration Statements (No. 2-97262, 33-6177, 33-6176, 33-47831, 33-58449 and 33-26350) on Form S-8 and
Registration Statement (No. 33-18856) on Form S-3 of Uniforce Services, Inc. of our report dated March 7, 1997, relating to the consolidated balance sheets of Uniforce Services, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 which report appears in the December 31, 1996 annual report on Form 10-K of Uniforce Services, Inc.

                                        /S/ KPMG PEAT MARWICK LLP
                                        -------------------------
                                        KPMG PEAT MARWICK LLP

Jericho, New York
March 21, 1997